Exhibit 99.1

Chart Industries Reports 2009 Fourth Quarter and Year-End Results

Cleveland, Ohio – February 24, 2010 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the fourth quarter and year ended December 31, 2009. Highlights include:

•	Orders increase sequentially for the second straight quarter

•	Ratio of new orders to sales improves

•	Cost reduction initiatives drive improved margins

•	Three strategic acquisitions completed during the year

Net income for the fourth quarter of 2009 was $15.5 million, or $0.53 per diluted share. This compares with $21.7 million, or $0.75 per diluted share, for the fourth quarter of 2008. The fourth quarter of 2009 included a bargain purchase gain of $7.0 million, or $0.24 per diluted share, representing the excess of the aggregate fair value of purchased net assets over the purchase price for the Covidien acquisition that was completed during the quarter. This gain was partially offset by $3.0 million in restructuring and acquisition related costs, or $0.09 per diluted share, primarily related to previously announced planned workforce reductions, the Denver BioMedical facility shutdown, and the Covidien acquisition. The bargain purchase gain, net of restructuring and acquisition charges, favorably impacted pre-tax income by $4.0 million, or $0.15 per diluted share. The fourth quarter of 2008 also included several unusual items that favorably impacted net income by $3.1 million, or $0.11 per diluted share.

Net sales for the fourth quarter of 2009 decreased 31% to $128.9 million from $187.5 million in the comparable period a year ago. Gross profit for the fourth quarter of 2009 was $43.9 million, or 34% of sales, versus $57.3 million, or 31% of sales, in the comparable quarter of 2008.

“Despite the challenging economic environment in 2009, we are pleased with our higher than expected fourth quarter and full year operating performance,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “Although sales declined significantly, our full year gross profit margin improved to 34% due to our early and aggressive focus on cost reduction initiatives. Additionally, we continued to expand our global footprint by completing three strategic acquisitions, launching a joint manufacturing venture in Saudi Arabia, and building a new industrial gas equipment repair center in Reno, Nevada.”

Mr. Thomas continued, “Our balance sheet has never been stronger. With over $211 million in cash, improved liquidity and our demonstrated flexible cost structure, Chart is well positioned to take advantage of the global energy infrastructure build-out and industrial gas growth in rapidly developing economies that is underway again. I’m particularly pleased to report that our backlog has stabilized and order levels have improved, particularly in our Distribution and Storage (D&S) business, for the second sequential quarter.”

Backlog at December 31, 2009 was $185.1 million, essentially the same level at September 30, 2009. Orders for the fourth quarter of 2009 were $125.2 million compared with third quarter 2009 orders of $91.5 million, an improvement of $33.7 million or 37%.

“The D&S order increase was led by strong LNG-related orders for vehicle fueling applications, including onboard vehicle fuel systems for heavy duty truck and bus applications and associated LNG fueling stations,” said Mr. Thomas. “In addition, our D&S operations in China had a very strong order intake for the quarter. Demand for our equipment is improving across all business segments in China. Order intake for our BioMedical business has remained relatively constant throughout the economic downturn and will benefit from the recently completed acquisitions. Orders in our Energy and Chemicals (E&C) business had their strongest 2009 quarterly order intake, but still below historical levels. Quoting activity has been strong and we are encouraged about potential significant LNG equipment orders along with new opportunities in ammonia plant supply during 2010.”

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2009, compared to the same period in 2008, increased $0.7 million to $25.4 million, or 19.7% of sales, primarily due to restructuring expenses and additional costs associated with the recently completed acquisitions.

Income tax expense was $2.1 million for the fourth quarter and represented an effective tax rate of 12% compared with $5.9 million for the prior quarter, or an effective tax rate of 21%. The full year effective tax rate for both 2009 and 2008 was 28%. The decline in the fourth quarter effective tax rate was primarily due to a permanent tax difference on the bargain purchase gain associated with the Covidien acquisition. Excluding this gain, the Company’s effective tax rate would have been approximately 31% for the year.

Cash and short-term investments were $211.2 million at December 31, 2009, which is $57.0 million higher than balances at December 31, 2008. Net debt at year end improved to $32 million from $89 million at the end of 2008.

SEGMENT HIGHLIGHTS

E&C segment sales declined 46% to $44.1 million for the fourth quarter of 2009, compared with $81.5 million for the same quarter in the prior year. E&C gross profit margin improved to 37% in the 2009 quarter compared to 31% in the same quarter in 2008. Improved project mix and successful completion of several large projects drove the improvement in the quarter. The decline in backlog, which included higher margin projects, and the lack of any significant new orders in the E&C segment has impacted volume in both the brazed aluminum heat exchangers and systems product lines. Workers at our brazed aluminum heat exchanger facility in La Crosse, Wisconsin, recently ratified a new 3-year labor contract.

D&S segment sales declined by 30% to $58.7 million for the fourth quarter of 2009, compared with $83.5 million for the same quarter in the prior year. The decrease in sales was largely due to lower prices and lower volume in bulk tank products and, to a lesser extent, packaged gas products, as industrial gas customers limited their capital spending as a result of the economic downturn. Although sales were down, D&S order intake has continued to improve over the last two quarters, particularly with LNG vehicle fueling and renewed growth in rapidly developing economies. D&S gross profit margin improved to 32% in the quarter compared with 29% a year ago largely due to lower material costs, as well as cost reduction initiatives impacting labor and overhead costs.

BioMedical segment sales improved 16% to $26.1 million for the fourth quarter of 2009, compared with $22.5 million for the same quarter in the prior year. This increase is largely due to the acquisition of Covidien’s oxygen therapy business, which closed in late November 2009. BioMedical gross profit margin increased to 34% in the quarter compared with 32% for the same period in 2008 largely due to higher volume.

OUTLOOK

We see an improving global market in all of our business segments. Order rates have improved over the past two quarters, a trend we expect to continue over the year. Gross margins for 2010 are forecasted to be down 6% to 8% from 2009 levels, with the second half of the year showing improvement over the first. The decline is primarily in our E&C business, which benefited from a strong pre-recession backlog last year. Excess industry capacity and a drawn out return of large capital projects will have an unfavorable impact on our E&C business in the first half of 2010, with better results expected in the second half. Second half improvement is also expected from incremental sales with improving margins from BioMedical after rationalization of the Covidien business coupled with the improving economy. Based on our current backlog and order expectations, 2010 net sales are expected to be in a range of $530 to $560 million. Diluted earnings per share for 2010 are expected to be in a range of $0.40 to $0.60 per share based on approximately 29.0 million weighted average shares outstanding. Included in our 2010 earnings estimates are approximately $0.20 per diluted share for anticipated restructuring and acquisition costs associated with recently completed acquisitions, as well as the write-off of deferred financing costs associated with the planned refinancing of our Senior Credit Facility. Excluding these charges, earnings would be expected to fall in a range of $0.60 to $0.80 per share.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenue, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance”, “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; the negative impacts of the recent global economic and financial crisis, including the extent of negative impact on future sales and earnings related to these events; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; competition, including enhanced competitive pressures resulting from the economic downturn; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; the impact of the financial distress of third parties; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company’s global operations; fluctuations in foreign currency exchange and interest rates; the Company’s ability to successfully manage its costs, core business resources and growth, including its ability to successfully manage operational expansions and the costs and operational challenges associated with efforts to acquire and integrate new product lines or businesses; the loss of key employees, labor costs and disputes, and deterioration of employee relations; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; potential future charges to income associated with potential impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws and responding to potential liabilities under these laws; additional liabilities related to taxes; the impact of hurricanes and other severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, pension, intellectual property, and severance claims; volatility and fluctuations in the price of the Company’s stock; and risks associated with our indebtedness, including our ability to complete the planned refinancing of our Senior Credit Facility. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the

Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located throughout the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

As previously announced, the Company will discuss its fourth quarter and year 2009 results on a conference call on Wednesday, February 24, 2010 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 407-4134 in the U.S. or (201) 689-8430 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in five to ten minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 660-6853 in the U.S. or (201) 612-7415 outside the U.S. and entering Account Code 356 and Replay ID 343742. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, Wednesday, March 10, 2010.

For more information, click here:

http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1

Contact:

Michael F. Biehl

Executive Vice President and

Chief Financial Officer

216-626-1216

michael.biehl@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2009	2008	2009	2008
Sales	$128,851	$187,474	$591,516	$744,363
Cost of sales	84,933	130,190	389,635	504,975

Gross profit	43,918	57,284	201,881	239,388
Selling, general and administrative expenses	25,361	24,648	95,601	100,847
Amortization expense	2,704	2,729	10,716	10,963
Reversal of contingent liabilities	—	(6,514)	—	(6,514)
Asset impairment	893	—	1,230	—
Loss on disposal of assets	—	763	—	739

	28,958	21,626	107,547	106,035

Operating income (1)(2)(3)	14,960	35,658	94,334	133,353
Other (income) expense:
Interest expense and financing cost amortization, net	4,463	4,461	17,433	19,810
Gain on acquisition of business	(6,954)	—	(6,954)	—
Foreign currency (gain) loss	(252)	3,505	(687)	3,948

	(2,743)	7,966	9,792	23,758

Income before income taxes and noncontrolling interest	17,703	27,692	84,542	109,595
Income tax expense	2,131	5,918	23,386	30,489

Income before noncontrolling interest	15,572	21,774	61,156	79,106
Noncontrolling interest, net of taxes	47	100	145	182

Net income	$15,525	$21,674	$61,011	$78,924

Net income per common share - basic	$0.54	$0.76	$2.14	$2.78
Net income per common share - diluted	$0.53	$0.75	$2.11	$2.72
Weighted average number of common shares outstanding - basic	28,497	28,408	28,457	28,354
Weighted average number of common shares outstanding - diluted	29,101	28,810	28,981	29,008

(1)

In addition to asset impairment charges of $893 and $1,230 for the three months and year ended December 31, 2009, additional restructuring and acquisition costs of $2,149 and $7,496 are included for the three months and year ended December 31, 2009, respectively.

(2)	The three months ended December 31, 2008 includes $4,906 of unusual costs for customer settlements and facility shutdown costs in our Energy & Chemicals segment.
(3)

Includes depreciation expense of $2,771 and $2,685 for the three months ended December 31, 2009 and 2008, respectively, and $10,696 and $10,349 for the years ended December 31, 2009 and 2008, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2009	2008	2009	2008

Net Cash Provided by Operating Activities	$10,344	$10,979	$86,926	$97,812

Investing Activities
Capital expenditures	(3,786)	(4,679)	(13,190)	(13,968)
Short term investments	30,229	(32,264)	32,264	(32,264)
Acquisition of business	(10,029)	—	(18,086)	(18,828)
Other investing activities	(2,139)	—	(1,790)	(616)

Net Cash Provided by (Used in) Investing Activities	14,275	(36,943)	(802)	(65,676)

Financing Activities
Principal payments on debt	—	—	—	(6,825)
Stock offering, and warrant and option exercise proceeds	8	—	746	1,329
Other financing activities	(85)	68	30	1,435

Net Cash Provided by (Used in) Financing Activities	(77)	68	776	(4,061)

Net increase (decrease) in cash and cash equivalents	24,542	(25,896)	86,900	28,075
Effect of exchange rate changes on cash	(2,541)	(823)	2,103	1,221
Cash and cash equivalents at beginning of period	189,167	148,884	122,165	92,869

Cash And Cash Equivalents At End of Period	$211,168	$122,165	$211,168	$122,165

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2009	December 31, 2008
ASSETS

Cash and cash equivalents	$211,168	$122,165
Short term investments	—	32,264
Current assets	203,236	254,521
Property, plant and equipment, net	111,153	98,447
Goodwill	264,532	261,509
Identifiable intangible assets, net	123,773	129,542
Other assets, net	12,641	10,979

TOTAL ASSETS	$926,503	$909,427

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$143,937	$194,161
Long-term debt	243,175	243,175
Other long-term liabilities	62,145	66,639

Shareholders’ equity	477,246	405,452

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$926,503	$909,427

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Sales

Energy & Chemicals	$44,059	$81,526	$254,920	$312,502
Distribution & Storage	58,738	83,457	247,044	335,916
BioMedical	26,054	22,491	89,552	95,945

Total	$128,851	$187,474	$591,516	$744,363

Gross Profit

Energy & Chemicals	$16,172	$25,618	$94,652	$103,085
Distribution & Storage	18,937	24,424	74,119	101,340
BioMedical	8,809	7,242	33,110	34,963

Total	$43,918	$57,284	$201,881	$239,388

Gross Profit Margin

Energy & Chemicals	36.7%	31.4%	37.1%	33.0%
Distribution & Storage	32.2%	29.3%	30.0%	30.2%
BioMedical	33.8%	32.2%	37.0%	36.4%
Total	34.1%	30.6%	34.1%	32.2%

Operating Income

Energy & Chemicals (1)	$7,720	$13,476	$61,852	$70,752
Distribution & Storage	9,879	16,317	39,888	63,770
BioMedical	2,512	5,646	15,912	20,742
Corporate (2)	(5,151)	219	(23,318)	(21,911)

Total	$14,960	$35,658	$94,334	$133,353

(1)	The three months and year ended December 31, 2008 includes $4,906 of unusual costs for customer settlements and facility shutdown costs in our Energy & Chemicals segment.
(2)	The Corporate operating results for the three months and year ended December 31, 2008 includes $6,514 in income from the reversal of certain contingent liabilities.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
	2009	2009	2009	2008
Orders

Energy & Chemicals (1)	$33,581	$18,782	$75,788	$220,833
Distribution & Storage	61,496	51,722	208,851	367,556
BioMedical	30,149	20,994	92,746	94,214

Total	$125,226	$91,498	$377,385	$682,603

Backlog

Energy & Chemicals	$87,816	$97,234	$87,816	$265,900
Distribution & Storage	87,727	86,221	87,727	125,929
BioMedical	9,518	5,719	9,518	7,013

Total	$185,061	$189,174	$185,061	$398,842

(1)	Includes backlog for the Energy World project of $1,700 at December 31, 2009, and $10,600 at September 30, 2009.